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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro Information Services, Inc. of our reports dated January 29, 1999, except as to Note 15, which is as of March 2, 1999, relating to the consolidated balance sheets of Metro Information Services, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of income, cash flows and changes in redeemable common stock and shareholders' equity and the schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 Annual Report on Form 10-K of Metro Information Services, Inc.

                                                  /s/ KPMG LLP

Norfolk, Virginia
March 8, 1999